HECHT & ASSOCIATES, P.C.
Attorneys at Law
275 Madison Avenue, 28th Floor
New York, NY 10016
(212) 490-3232
Fax: (212) 490-3263
www.securitiescounselors.com
Email: checht@hechtlegal.com
Charles J. Hecht
Mitchell Berns
Daniel Tepper
William J. Geller (Of Counsel)
March 30, 2007
Gold Run, Inc.
330 Bay Street
Suite 820
Toronto, Ontario M5H 2S8
Canada
Attn:	John M. Pritchard Chief Executive Officer
Re: Registration Statement on Form SB-2
Gentlemen:
We have acted as special counsel to Gold Run, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration for sale under the Securities Act of 1933, as amended (the "Act"), of 9,097,000 shares of the Company's common stock, par value $.000001 per share, of which 8,000,000 shares are to be issued by the Company and 1,097,000 shares will be issued by the Company to the holders of its outstanding convertible promissory notes on the effective date of the Registration Statement (the "Shares").
In connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary, and as have been available, to enable us to express an opinion on the matters covered hereby, including but not limited to the Registration Statement

Gold Run, Inc.
March 30, 2007

(including all exhibits thereto) and copies of resolutions of the Company's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement.
In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies, and (iv) the legal capacity of all natural persons; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact relevant to this opinion, statements and certificates of officers and representatives of the Company.
Based upon the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the Shares are duly authorized and when paid for will be deemed, validly issued, fully paid and nonassessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws or matters of federal law, and we do not purport to express any opinion on the laws of any other jurisdiction. We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of Delaware. This opinion is rendered based upon our interpretation of existing law, and is not intended to speak with reference to standards hereafter adopted. Additionally, the opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. We express no opinion as to any tax consequences that may relate to the Shares.
Very truly yours,

/s/ Charles J. Hecht

Hecht & Associates, P.C.